                                                                  Exhibit 99.B1




CODE OF ETHICS
March, 2000






[SSGA LOGO]
[State Street Global Advisors]

                       CODE OF ETHICS - TABLE OF CONTENTS

Statement of General Principles .........................................................    1
Applicability of Code to Employees of Non-US Offices ....................................    1
What is the Code of Ethics ..............................................................    2
Section 1 - Definitions .................................................................    2
Section 2 - Exempted Transactions .......................................................    6
Section 3 - Prohibitions
        A.  Prohibited Purchases and Sales:
            Portfolio Managers ..........................................................    6
            Investment Persons and Reporting Associates..................................    8
            Approved Lists...............................................................    9
        B.  Additional Prohibited Activities.............................................    9
Section 4 - Preclearance
        A.  Preclearance of Securities Transactions .....................................   13
        B.  Short-term Trading ..........................................................   13
Section 5 - Reporting ...................................................................   14
Section 6 - Annual Certification ........................................................   15
Section 7 - Exemptive Relief ............................................................   15
Section 8 - Violations and Sanctions.....................................................   16
Section 9 - Issues Forum.................................................................   16







                                                                    March, 2000

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                                         CODE OF ETHICS
                                   STATE STREET GLOBAL ADVISORS
                                           ("SSGA")

         Statement of General Principles

         In addition to any particular duties or restrictions set forth in the SSgA Code of Ethics (the "Code"), every employee of the Adviser must adhere to the following general principles:

         I. Since our clients have entrusted us with their assets, we must, at all times, place the interests of these clients first. These clients include shareholders in mutual funds which we advise, participants in the State Street Bank and Trust Company collective investment vehicles and those clients for whom we manage discretionary accounts.

         II. Transactions executed for the employee's personal account must be conducted in a manner consistent with this Code and in such a manner as to avoid any actual or perceived conflict of interest or any abuse of the employee's position of trust and responsibility.

         III. Employees are encouraged to make investment decisions regarding their personal accounts with a long term view. Short-term trading is strongly discouraged.

         IV. Employees must not take inappropriate advantage of their position.

         Applicability of Code to Employees of Non-US Offices

         Employees of the Adviser's Non-US offices are subject to the terms of the Code. In addition, however, such employees remain subject to any local laws and regulations affecting personal investments, investments on behalf of customers and other activities governed by the Code. It is the responsibility of each employee to adhere to such regulations. In the event of any inconsistency between local law or regulation and the terms of this Code, the employee must adhere to the highest applicable standard.


                                                                    March, 2000

         What is the Code of Ethics?

         The Code of Ethics, hereafter referred to as the "Code", is the policy statement that State Street Global Advisors has adopted which primarily governs personal securities transactions of its employees. It is designed to ensure that employees conduct their personal securities transactions in a manner which does not create an actual or potential conflict of interest to the bank's business or fiduciary responsibilities. In addition, the Code establishes standards that prohibit the trading in or recommending of securities based upon material, non-public information or the tipping of such information to others.

         The SSgA Risk Management and Compliance Department oversees overall compliance with the Code. Failure to comply with the Code could result in company imposed sanctions, and possible criminal and civil liability, depending on the circumstances.

         SECTION 1 - DEFINITIONS

A.              "Access Person" or "Investment Personnel" as defined by SEC
                Rule 17j-1 means "any Portfolio Manager, Investment Person or Reporting Associate of State Street Global Advisors or of such other divisions as determined by the Adviser from time to time, and any other employee of the Adviser designated as an Access Person by the Compliance Officer by virtue of his or her stature within the organization."

                The following Access Person levels have been established by the SSgA Boston office. The levels reflect the minimum requirements of the Code of Ethics. The local Compliance Officer, at his or her discretion, can impose higher standards in their local environment.

                1. "Portfolio Manager" (Level 1) means "the persons identified by the Adviser, as the portfolio manager or back-up portfolio manager of a Fund."

                2. "Investment Person" (Level 2) means "any director, officer or employee of the Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Fund prior to or

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                     contemporaneous with such purchase or sale, or whose
                     functions relate to the making of any recommendations with respect to such purchase or sale."

                3. "Reporting Associate" (Level 3) means "any director, officer or employee of the Adviser who, in connection with his or her regular functions or duties, obtains information regarding the purchases or sales of Securities made by a Fund, either prior to or subsequent to any such purchases or sales."

                4. "Level 4 Person" (Level 4) means any individual who has no contact with information regarding purchases or sales of Securities made by a Fund in his or her regular functions or duties. However, such individual is subject to the Statement of General Principles and the antifraud provisions (Section 3B(1)) of the Code.

        B. "Adviser" means "State Street Global Advisors" and any other investment advisory division of State Street Bank and Trust Company, "State Street Global Advisors, Inc." and any subsidiary thereof, "State Street Brokerage" and "State Street Banque, S.A." and such other entities as from time to time designated by the Compliance Officer.

        C. "Associated Portfolio" means with respect to an Access Person any Portfolio in the fund group for which such person acts as a Portfolio Manager, Investment Person or Reporting Associate (e.g., accounts for which the Access Person is Portfolio Manager, designated Back-up Portfolio Manager).

         D. "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Ownership shall apply to all Securities which an Access Person has or acquires other than those Securities which are acquired through dividend reinvestment.

                Beneficial Ownership generally extends to accounts in the name of:

                -    the Access Person;
                -    the Access Person's spouse;

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                -    the Access Person's minor children;
                - the Access Person's adult children living in the Access Person's home; and
                - any other relative whose investments the Access Person directs (regardless of whether he or she resides in the Access Person's home).

                Beneficial Ownership also includes accounts of another person or entity if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains therefrom benefits substantially equivalent to those of ownership. Access Persons should contact the local Compliance Officer regarding any questions they may have concerning Beneficial Ownership.

         E. "Compliance Officer" shall mean "the person identified by the State Street Global Advisors division of the Adviser, from time to time, as the local Compliance Officer of SSgA."

         F. "Control" means the power to exercise a controlling influence over an account.

         G. "Fund" or "Funds" means "any mutual fund, bank collective fund, common trust fund, separate account or other type of account advised or sub-advised by the Adviser."

         H.     "Portfolio" means "any investment portfolio of a Fund."

         I. "Purchase or sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.

         J. "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act. This definition of "Security" includes, but is not limited to: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, any put, call, straddle, option or privilege on any Security or on any group or index of Securities, or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency.

                Further, for the purpose of this Code, "Security" shall include any commodities contracts as defined in Section 2(a)(1)(A) of the Commodity Exchange Act. This definition includes but is not limited to futures contracts on equity indexes.

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                "Security" shall NOT include securities issued by the government of the United States, or, with respect to Access Persons employed in the Non-US offices, the government of the country in which such office is located, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies (e.g., open-end mutual funds, or the equivalent such as SICAVs). Any question as to whether a particular investment constitutes a "Security" should be referred to the local Compliance Officer.

         K.     "Seven Day Blackout"

                 - Portfolio Manager - The Code prohibits a portfolio manager from buying or selling a security within seven calendar days after it is traded in a portfolio he or she manages.

                 - Access Person -  who has access to the fundamental research in his or her area, is also restricted from buying or selling a security that is added to, removed from, or has had a rating change to an approved stock list. (See Section 3 - "Approved Lists" for additional detail.)


         L. "Short-term Trading" means buying and selling or selling and buying the same security within a 60 day period.




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SECTION 2 - EXEMPTED TRANSACTIONS

         The prohibitions of Section 3A of this Code shall not apply to:

         A. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control (e.g., assignment of management discretion in writing to another party). If management authority is ceded to a person in the same household (spouse, dependent children or other individual living in the same household as the Access Person, then preclearance requirements still have to be met.)

         B. Purchases or sales which receive the prior approval of counsel to the Adviser or the Compliance Officer.

         C. Purchases or sales by an Access Person other than a Portfolio Manager which are categorized as DE MINIMIS through the Preclearance Procedure described in Section 3A(1).

         D. Acquisition of a Security due to dividend reinvestment or similar automatic periodic investment process or through the exercise of rights, warrants or tender offers. However, these transactions should be reported by Level 1-3 Access Persons in their quarterly reporting once acknowledgement of the transaction is received.

         SECTION 3 - PROHIBITIONS

         A.   PROHIBITED PURCHASES AND SALES

         PORTFOLIO MANAGERS: (LEVEL 1) ACCESS PERSONS

                1. Portfolio Manager shall not, for his or her own personal account (or for an account in which he or she has Beneficial Ownership(1):

                     a. purchase a Security that is being purchased or sold or is being considered for purchase or sale in any Associated Portfolio; or

----------------------
(1)   Please see Section 1D of the Code for definition of "Beneficial
      Ownership."


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                     b.    sell a Security that is being purchased or sold or is
                           being considered for purchase or sale in any Associated Portfolio.(2)

                     A Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

                Here is an example of this prohibition:

                     THIS MORNING, Access Person "A" overhears Portfolio Manager "B" planning to purchase shares of XYZ for the stock Fund which he manages. "A" hastily purchases shares of XYZ for her personal account. Portfolio Manager "B" places the buy order for the stock in THE AFTERNOON. "A" would be front-running the Fund, and would be subjected to sanctions and criminal penalties.

                2. No Portfolio Manager shall, for his or her own personal account (or for an account in which he or she has Beneficial Ownership):

                     a. sell any Security until seven (7) full calendar days have elapsed since the most recent purchase or sale of that Security by any Associated Portfolio; or

                     b. purchase any Security until seven (7) full calendar days have elapsed since the most recent purchase or sale of that Security from any Associated Portfolio.(3)

----------------------------
(2) This "front-running" prevention rule is designed to prevent personal gain based upon the investment activities or recommended investment activities of any of the Associated Portfolios.

(3) This black-out requirement is designed to prevent personal gain based upon the investment activities of any of the Associated Portfolios. A Portfolio Manager may not trade the same security as an Associated Portfolio until seven full calendar days have elapsed since the Portfolio trade (the seven days do not include the day of the Portfolio trade).



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                Here is an example of this prohibition:

                     Yesterday, Portfolio Manager "A" sold 100 shares of XYZ from the Fund which he manages. Today, back-up Portfolio Manager "B", who manages a different Fund within the same investment group, decides to purchase 50 shares of XYZ for his own personal account. Because trading occurred within 7 days of the most recent fund transaction it is a direct violation of the black-out requirement, therefore, subjecting the manager to sanctions.

         INVESTMENT PERSONS AND REPORTING ASSOCIATES: (LEVEL 2 & 3) ACCESS
         PERSONS

                1. No Access Person (other than Portfolio Managers) shall, for his or her own personal account or for an account in which he or she has Beneficial Ownership(4):

                     a. purchase a Security that is being purchased or sold or is being considered for purchase or sale in any Fund unless the transaction is considered DE MINIMIS as noted above in Section 2C Exempted Transactions; or

                     b. sell a Security that is being purchased or sold or is being considered for purchase or sale in any Fund unless the transaction is considered DE MINIMIS as noted above in Section 2C Exempted
                          Transactions.(5)

                     A Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.


---------------------
(4)  Please see Section 1D of the Code for definition of "Beneficial Ownership."

(5) This "front-running" prevention rule is designed to prevent personal gain based upon the investment activities or recommended investment activities of any of the Associated Portfolios.



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                Approved Lists

                     Personal securities transactions in a security that is added to or removed from an approved stock list are prohibited for a period of seven days after the addition, removal or change in rating of the security. The same seven day restriction applies following any change to the short or long term investment rating. Furthermore, the Access Person is restricted from sharing this information with others who do not have the same access levels.

                     (Currently, this list is maintained by the Global Fundamental Research Group. There may be other lists or groups that this restriction applies. See your local Compliance Officer for additional information.)

         B.   ADDITIONAL PROHIBITED ACTIVITIES

                1. Neither an employee of the Adviser nor any Access Person shall, in connection with the purchase or sale (directly or indirectly) by the Adviser, of a Security held or to be acquired by a Fund:

                     a. employ any device, scheme or artifice to defraud a Fund;

                     b. make any material misstatement to a Fund or omit any material fact in any statement to a Fund where such omission would tend to make the statement misleading;

                     c. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund; or

                     d. engage in any manipulative practice with respect to a Fund.

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                     The above prohibited activities shall at all times include, but shall not be limited to, the following:

                          (i) purchasing or selling securities on the basis of material(6) non-public(7) information;

                          (ii) purchasing or selling, knowingly, directly or indirectly, securities in such a way as to compete personally in the market with a Fund, or acting personally in such a way as to injure a Fund's transactions;

                          (iii) using knowledge of securities transactions by a Fund, including securities being considered for purchase or sale, to profit personally, directly or indirectly, by the market effect of such transactions.

                          (iv) engaging in short selling and options trading of State Street securities (except to the extent such options are issued by the Corporation as part of an employee's compensation.)

         2. Each of the following activities by an Access Person or Investment Personnel Level 1-4 shall be prohibited:

                     a. purchasing Securities in an initial public offering unless:

                          (i) the Access Person has a right to purchase the Security due to the Access Person's pre-existing status as a policy holder or depositor with respect to such Security or as a shareholder of a related company; or,

-----------------------------
(6) Material Information: information the dissemination of which would have a substantial impact on the market price of the company's securities, or is likely to be considered important by reasonable investors in determining whether to trade in such securities. Examples of the type of information that might be "material" would include the following: earnings estimates or changes in previously released earnings estimates, merger or acquisition proposals, major litigation, significant contracts, dividend changes, extraordinary management developments.

(7) Non-public Information: information that has not been generally disclosed to the investing public. Information found in a report filed with a local regulatory agency, such as the SEC, or appearing in publications of wide circulation would be considered public.



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                          (ii)   the right to purchase is awarded by lottery or
                                 other non-discretionary method by the issuer.

                     b. participation in a private offering (e.g., offerings of securities not registered with a local regulatory agency, such as the SEC, stocks of privately held companies, private placements and non-publicly traded limited partnerships) without prior written consent from an SSgA Compliance Officer by use of the form attached here as Appendix E;

                     c. participation in a private offering and failing to disclose any subsequent conflicts of interests to the Compliance Officer. An example of this would be a portfolio manager purchasing a private offering (with approval as detailed in 2(b) above) and then causing a portfolio which he or she manages to purchase the same private offering without disclosing this conflict of interest.

                     d. using any derivative, or using any evasive tactic, to avoid the restrictions of this Code;

                     e. serving as a director of the following without prior written consent of State Street Global Advisors' Area Executive AND notice to the Compliance Officer:

                     - a publicly traded company other than State Street Corporation or its subsidiaries or its affiliates; or

                     - any company the Securities of which are owned by a Fund,

                     f. accepting or receiving, either directly or indirectly, from any organization or employee thereof with which we conduct a business relationship (e.g.,

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                          customers or vendors) a gratuity or anything
                          of value in excess of one hundred (US $100) dollars per individual per calendar year. A gratuity includes a gift of any type.

                     The purpose of this gratuity restriction is to allow only proper and customary business amenities. Amenities considered permissible include the following:

                     - occasional meals, social gatherings or meetings conducted for business purposes; or

                     - gifts in the nature of promotional materials, such as a pen, calendar, umbrella or the like, which are inscribed with the giver's name or a business message.

                     Amenities considered NOT to be permissible include, but are not limited to, the following:

                     - transportation expenditures, such as airfare or rental car; or

                     -    hotel or other lodging accommodation expenditures


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         SECTION 4 - PRECLEARANCE

         A. PRECLEARANCE OF SECURITIES TRANSACTIONS

              In order to monitor this Section 4A, Adviser requires each Access Person to comply with the Personal Securities Transaction Preclearance Procedure8 attached hereto as Appendix C.

                    - Preclearance must be obtained after 10:00 a.m. EST (or at such local time as is designated by each Non-US office) of the day on which the Access Person proposes to trade.

                    - Such preclearance is good until midnight of the day it is granted in the location of the primary exchange where the security is traded. It is also allowable to order a market trade electronically up to this time deadline. Any order not executed on the day of preclearance must be re-submitted for preclearance before being executed on a subsequent day (e.g., "good-'til-canceled" or "limit" orders must receive preclearance every day that the order is open).

                    - Preclearance of any registered open-end investment company is not required.

                    - The Lotus Notes preclearance process must be used in sites where available consistent with policies established from time to time by Risk Management and Compliance.

         B. SHORT-TERM TRADING

         In order to monitor short-term trading activity, each Access Person is required to identify on Appendix C whether he or she has traded in the proposed security within the past 60 days. Short-term trades will be monitored and reported to management to ensure that Access Persons are adhering to SSgA's long-term investment philosophy generally.

--------------------

(8)    See Appendix F for additional information on preclearance.

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         SECTION 5 - REPORTING

         A. Every Access Person who is identified and notified by the Compliance Officer as having to comply with this Section shall:

                1. upon such notification, provide the Compliance Officer with disclosure of all personal Securities holdings as described in Appendix A within 10 calendar days of employment and annually) thereafter, except that the requirement of this
                     Section 5A(1) shall only apply to Portfolio Managers and Investment Persons (Access Person Level 1 and 2); and

                2. report to the Compliance Officer the information described in Section 5C with respect to transactions in any Security(9) in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security.

         B. Quarterly reports required under this Section shall be made not later than nine (9) days after the end of each calendar quarter (calendar quarters are March 31, June 30, September 30 and December 31).

                Access Persons will be reminded quarterly of this obligation by a notice, but IT IS INCUMBENT UPON EACH ACCESS PERSON TO REPORT TO THE COMPLIANCE OFFICER WITHIN THE NINE-DAY (9-DAY) REPORTING PERIOD WHETHER HE OR SHE DID OR DID NOT EFFECT SUCH TRANSACTIONS.

         C. Access Persons are required to notify any brokers, dealers, investment advisers, banks and other financial institutions with whom they have their securities trading accounts to forward duplicate confirms of any and all of their trades and periodic account statements containing trading activity to the Compliance Officer and may use the form letter attached as Appendix B to notify such financial institutions.

         D. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

---------------
(9) See definition of "Security" and "Beneficial Ownership" for additional information.



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
         E.     Access Persons transacting in Securities, as defined in
                Section 1J. of the Code, contained in self directed pension brokerage accounts, self managed brokerage accounts (SMBA) or 401(k) retirement accounts are included in any reporting or preclearance requirements.

         F. Investment in the State Street Stock Fund through the State Street 401k plan do not require regular preclearance or reporting. Although transactions in the State Street Stock Fund do not need to be reported, as they are not defined as a Security, employees trading in the State Street Stock Fund should be aware that these transactions are subject to the insider trading restrictions contained in the Code of Ethics and State Street's Standard of Conduct.

        G. Access Persons are prohibited from engaging in short selling and options trading of State Street securities (except to the extent such options are issued by the Corporation as part of an employee's compensation).

        H. State Street options granted in conjunction with an employee's compensation do not need to be precleared or reported if exercised at first opportunity as dictated by Global Human Resources. Options exercised on any other date are subject to preclearance and reporting requirements.

         SECTION 6 - ANNUAL CERTIFICATION

         All Access Persons and Non Access Persons must certify annually that he or she has read, understands and recognizes that he or she is subject to the Code. In addition, all Access Persons and Non Access Persons must certify annually that he or she has complied with the Code and has disclosed and reported all personal securities transactions required to be disclosed or reported.

         SECTION 7 - EXEMPTIVE RELIEF

         An Access Person who believes that aspects of the Code impose a particular hardship or unfairness upon them with respect to a particular transaction or situation, without conferring a corresponding benefit toward the goals of the Code, may appeal to the Compliance Officer for relief from Code provision(s) relating to a particular transaction or ongoing activity or reporting requirement.

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

         If relief is granted, the Compliance Officer may impose alternative controls or requirements. Any relief granted in this regard shall apply only to the Access Person who had sought relief and no other Access Person may rely on such individual relief unless specifically authorized by their local Compliance Officer. If circumstances warrant, the Compliance Officer may submit the anonymous request to the Code of Ethics Committee for input.

         SECTION 8 - VIOLATIONS AND SANCTIONS

         The Code of Ethics Committee is presented with the facts and circumstances of a violation on an anonymous basis by the Compliance Officer on a quarterly basis. The Code of Ethics Committee is charged with reviewing violations of the Code and imposing sanctions by a majority vote.

         Upon discovering a violation of this Code, its policies or procedures, the directors of a Fund, the Adviser, or the Committee may impose such sanctions as it deems appropriate, including, among other things, the following:

         -   a letter of censure to the violator;

         -   a monetary fine levied on the violator;

         -   suspension of the employment of the violator;

         -   termination of the employment of the violator;

         - civil referral to the SEC or other civil regulatory authorities determined by the Board of the Fund, the Adviser or other appropriate entity; or

        - criminal referral -- determined by the Board of the Fund, the Adviser or other appropriate entity.

     The Access Person is given an opportunity to appeal a Committee decision if he/she is believes there are extenuating facts and circumstances of which the Committee and Compliance were unaware.

SECTION 9 - ISSUES FORUM

If you have a concern or question, you can voice this concern, i.e., issue or personal complaint on an anonymous basis by submitting it in writing to:

State Street Global Advisors
Attention:  Compliance Officer
P.O. Box 9185
Boston, MA  02209


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